Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors
NVR, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-29241) on Form S-8 (for the Profit Sharing Plan of NVR, Inc. and Affiliated Companies), the registration statement (No. 333-82756) on Form S-8 (for the Profit Sharing Plan of NVR, Inc. and Affiliated Companies), the registration statement (No. 333-166512) on Form S-8 (for the NVR, Inc. 2010 Equity Incentive Plan), the registration statement (No. 333-195756) on Form S-8 (for the NVR, Inc. 2014 Equity Incentive Plan), the registration statement (No. 333-224628) on Form S-8 (for the NVR, Inc. 2018 Equity Incentive Plan), and the registration statement (No. 333-237918) on Form S-3ASR (for the 2020 shelf registration) of our reports dated February 12, 2021, with respect to the consolidated balance sheets of NVR, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appears in the December 31, 2020 annual report on Form 10-K of NVR, Inc.
Our report refers to a change in the method of accounting for leases.
KPMG LLP
McLean, Virginia
February 12, 2021